Exhibit 5.1

Campbells
Registered Foreign Law Firm
Youlife Group Inc.	3002-04, 30/F Gloucester Tower
Campbells Corporate Services Limited,	The Landmark
Floor 4, Willow House, Cricket Square,	15 Queen’s Road Central
Grand Cayman KY1-9010, Cayman Islands	Hong Kong

D +852 3708 3020
T +852 3708 3000
F + 852 3706 5408
E jnip@campbellslegal.com

25 February 2025	campbellselegal.com

Our Ref: JSN/19583-35600
Your Ref:

CAYMAN | BVI | HONG KONG

Dear Sirs

Youlife Group Inc.

We have acted as Cayman Islands counsel to Youlife Group Inc. (the “Company”) in connection with the Company’s registration statement on Form F-4 including all amendments or supplements thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance (“Issuance”) of the following securities as will be determined in accordance with the Business Combination Agreement (as defined below) and the Amendment of Warrant Agreement (as defined below):

(1)	up to 62,783,862 Class A ordinary shares with US$0.0001 par value each of the Company (“Class A Ordinary Shares”) or Class A Ordinary Shares represented by American depositary shares of the Company, each representing one Class A Ordinary Share;

(2)	11,160,808 Class B ordinary shares with US$0.0001 par value each of the Company (“Class B Ordinary Shares”, together with Class A Ordinary Shares, the “Ordinary Shares”); and

(3)	7,617,500 of warrants to purchase 7,617,500 Class A Ordinary Shares represented by American depositary shares of the Company, each representing one Class A Ordinary Share (the “Assumed Warrants”).

Class A Ordinary Shares represented by American depositary shares underlying the Assumed Warrants (the “Warrant Shares”) and the Ordinary Shares are collectively referred to as the Offering Shares.

We are furnishing this opinion as Exhibit 5.1 and 23.4 to the Registration Statement.

Managing Partner: Shaun Folpp (British Virgin Islands)

Resident Hong Kong Partners: Jenny Nip (England and Wales), Stuart D’Addona (New South Wales (Australia)), Paul Trewartha (Victoria (Australia)),

Jane Hale (Queensland (Australia)) and James McKeon (Queensland (Australia))

Non-Resident Hong Kong Partner: Robert Searle (Cayman Islands)

Cayman Islands and British Virgin Islands

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts or conformed copies of the following documents:

1.1	The certificate of incorporation of the Company dated 2 April 2024.

1.2	The amended and restated memorandum and articles of association of the Company as registered or adopted by special resolution passed on 13 May 2024 (the “Memorandum and Articles”).

1.3	The minutes of the meeting of the directors of the Company held on 21 February 2025 (the “Directors’ Resolutions”).

1.4	The written resolutions of the sole shareholder of the Company dated 21 February 2025 (the “Shareholders’ Resolutions”, together with the Directors’ Resolutions, the “Resolutions”).

1.5	A certificate from a director of the Company as attached hereto as Annex A (the “Director’s Certificate”).

1.6	A certificate of good standing dated 14 February 2025, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.7	The records of proceedings of the Company on file with, and available for inspection on 20 February 2025, at the Grand Court of the Cayman Islands.

1.8	The Registration Statement.

1.9	The draft amendment agreement to warrant agreement to be entered into by the Company with, among others, Distoken Acquisition Corporation, a Cayman Islands exempted company and Continental Stock Transfer & Trust Company in the form as exhibited as Exhibit 4.8 to the Registration Statement (the “Amendment to Warrant Agreement”).

1.10	The business combination agreement entered into by the Company with, among others, Distoken Acquisition Corporation, a Cayman Islands exempted company, Xiaosen Sponsor LLC, a Cayman Islands limited liability company, Youlife International Holdings Inc., a Cayman Islands exempted company, Youlife I Limited and Youlife II Limited, each a Cayman Islands exempted company and a wholly-owned subsidiary of the Company, on May 17, 2024, as amended on November 13, 2024 and January 17, 2025 (the “Business Combination Agreement”, together with the Amendment to Warrant Agreements, the “Documents”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Amendment to Warrant Agreement will have been duly executed and unconditionally delivered by the Company pursuant to the Resolutions and by all the other parties thereto in accordance with all relevant laws pursuant to the Business Combination Agreement prior to any issuance of Warrant Shares.

2.2	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.3	The Memorandum and Articles remain in full force and effect and are unamended.

2.4	The authorised share capital and the number of authorised Class A ordinary shares of par value US$0.0001 each and Class B ordinary shares of par value US$0.0001 each of the Company as set out in the Memorandum and Articles remain unchanged.

2.5	The genuineness of all signatures and seals.

2.6	There is nothing under any law (other than the law of the Cayman Islands), and there is nothing contained in the minute book or corporate records of the Company (which we have not inspected), which would or might affect the opinions set out below.

2.7	The shareholders of the Company have not prescribed in general meeting or by resolution any regulations restricting the powers of the directors of the Company in any respect.

2.8	The Resolutions were duly passed in the manner prescribed in the memorandum and articles of association of the Company effective at the relevant time (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

2.9	Upon the issue of any Offering Shares, the Company will receive consideration which shall be equal to at least the par value of such Offering Shares.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into 400,000,000 Class A ordinary shares of par value US$0.0001 each and 100,000,000 Class B ordinary shares of par value US$0.0001 each.

3.3	Subject to assumption 2.1 above, the issue and allotment of the Offering Shares pursuant to the Registration Statement and the Documents have been duly authorised and when allotted, issued and paid for as contemplated in the Resolutions, Registration Statement, the Documents and the then effective memorandum and articles of association of the Company, the Offering Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption “Cayman Islands Taxation” and sections entitled “Description Of Pubco Securities”, “Comparison of the Rights of Holders of Ordinary Shares”, and “Enforceability Of Civil Liabilities” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filings fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to the Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the legal position. If such applications were made in respect of the shares of the Company, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.3	In this opinion the phrase “non-assessable” means, with respect to the Offering Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Offering Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.4	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Campbells

Campbells

Annex A

Director’s Certificate

Youlife Group Inc.

Campbells Corporate Services

Limited,

Floor 4, Willow House, Cricket Square, Grand

Cayman KY1-9010, Cayman Islands

To:	Campbells
3002-04, 30/F Gloucester Tower
The Landmark
15 Queen’s Road Central
Hong Kong

Dear Sirs	Date:	21 February 2025

Youlife Group Inc. (the “Company”)

I, WANG Yunlei, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full and effect and are unamended.

2	The Directors’ Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The Shareholders’ Resolutions were duly passed in the manner prescribed in the Memorandum and Articles and have not been amended, varied or revoked in any respect.

4	The authorised share capital of the Company is US$50,000 divided into 400,000,000 Class A ordinary shares of par value US$0.0001 each and 100,000,000 Class B ordinary shares of par value US$0.0001 each.

5	The shareholders of the Company have not restricted or limited the powers of the directors of the Company in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the shares or otherwise performing its obligations under the Registration Statement.

6	The directors of the Company at the date of the Directors’ Resolutions dated 21 February 2025 were as follow:

WANG Yunlei

GOU Xiaolin

ZHU Lidong

DAI Yunqiu

7	Each director considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in the bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions which are the subject of the Opinion.

8	The directors or the shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing to the contrary.

[Signature page follows]

Signature:	/s/ WANG Yunlei
Name:	WANG Yunlei
Title:	Director of Youlife Group Inc.